EXHIBIT 10.11

            RIDER TO CONSOLIDATED, AMENDED AND RESTATED DEED OF LEASE
                                 RIDER NO. THREE


 THIS RIDER TO CONSOLIDATED AMENDED AND RESTATED DEED OF LEASE AGREEMENT, made this 15 day of May, 1998 by and between A & A Fairfax Four L.L.C. as successor in interest to The Variable Annuity Life Insurance Company (hereinafter referred to as "Landlord"), and Stanford Telecommunications, Inc. (hereinafter referred to as "Tenant").

                                WITNESSETH THAT:

WHEREAS, Landlord and Tenant entered into a CONSOLIDATED, AMENDED AND RESTATED DEED OF LEASE dated October 1, 1993 (hereinafter the "Lease"); and

WHEREAS, Landlord and Tenant entered into Rider No. 1 to the CONSOLIDATED, AMENDED AND RESTATED DEED OF LEASE dated June of 1995; and,

WHEREAS, Landlord and Tenant entered into Rider No. 2 to the CONSOLIDATED, AMENDED AND RESTATED DEED OF LEASE dated September 30 of 1996; and,

WHEREAS, Landlord and Tenant desire to further modify the Lease so as to extend the Lease under the terms as set forth herein.

NOW,  THEREFORE,  in  consideration  of Ten Dollars  ($10.00) and other good and
valuable  consideration,   the  receipt  and  sufficiency  of  which  is  hereby
acknowledged by the parties hereto, the parties hereto agree as follows:

1. Terms. All terms used and not defined herein shall have the same meaning as set forth in the Lease.

2. Premises. The Premises as defined in the Lease, shall be deemed to include the Second Expansion Space (as defined in Section 4 herein) effective July 1, 1998 and shall total 79,659 rentable square feet subject to the adjustment provided in Section 6 herein.

3. Extension Term. The Term of the Lease currently expires on September 30, 1999 and the parties hereby agree to extend the Term of the Lease for a period of Seven (7) years terminating at 11:59 P.M. on September 30, 2006 (the "Extension Term").

4. Additional Space. Commencing July 1, 1998, Landlord shall deliver and Tenant hereby accepts, a portion of the first floor comprising of 1,687 rentable square feet of additional space as outlined on the attached Exhibit A ("Second Expansion Space"). For the period July 1, 1 998 through September 30, 1999, the Base Rent for the Second Expansion Space shall be $1,000.00 per month.

5. Tenant's Proportionate Share. Effective July 1, 1998, Tenant's Proportionate Share of Operating Expenses and Real Estate Taxes as defined in Section 1.9 of the Lease shall be increased to 83.65%. Tenant's Proportionate Share of Operating Expenses and Real Estate Taxes shall be further adjusted in accordance with Section 6.

6. Subleased Premises. It is understood and acknowledged that Tenant and Lockheed Martin as successor in interest to Loral Corporation have entered into a Sublease agreement dated August of 1994 (the "Sublease"). The Sublease is governed by a certain lease agreement between Lockheed Martin as successor in interest to Loral Corporation and Landlord, as amended (hereinafter referred to as the "Lockheed Lease"). The Sublease is comprised of approximately 13,521, located on the third (3rd) floor of the Building (the "Subleased Premises"). It is further understood that upon the expiration of the Lockheed Lease, either through its natural expiration or by early termination of the Lockheed Lease in accordance with the terms contained therein, the Subleased Premises shall be incorporated into the Premises and the rentable area which comprises the Premises shall be increased to 93,180 rentable square feet. Accordingly, Tenant's Proportionate Share of Operating Expenses and Real Estate Taxes as defined in Section 1.9 of the Lease shall be increased to 97.85% immediately upon the expiration of the Lockheed Lease. For the purposes of the schedule of Base Rent set forth in Section 7 herein, it is assumed that the Sublease shall expire at its natural expiration of November 30, 2001. Notwithstanding anything to the contrary, in the event the Lockheed Lease is terminated prior to its natural expiration for any reason whatsoever, the Subleased Premises shall then immediately be incorporated into the Premises in accordance with this paragraph and the base Rent schedule shall be adjusted so as to incorporate the Subleased Premises. The Base Rent for the Subleased Premises at the expiration of the Lockheed Lease shall be the then escalated rate for the Premises on a per square foot basis (see Section 7).

7. Adjustment of Rent. In addition to all Base Rent and other sums to be paid by the Tenant  pursuant to the Lease Tenant agrees to pay the following  amounts of
Base Rent for the Extension Term:
----------------------- -------------------- ------------------ --------------------- ---------------------
      LEASE YEAR             RENTABLE            BASE RENT             ANNUAL               MONTHLY
                            SQUARE FEET          PER S.F.            BASE RENT             BASE RENT
----------------------- -------------------- ------------------ --------------------- ---------------------
   10/1/99-9/30/00            79,659              $20.60           $1,640,975.40          $136,747.95
----------------------- -------------------- ------------------ --------------------- ---------------------
   10/1/00-9/31/01            79,659              $21.22           $1,690,204.66          $140,850.39
----------------------- -------------------- ------------------ --------------------- ---------------------
   10/1/01-1/30/01            79,659              $21.85           $1,740,910.80          $145,075.90
----------------------- -------------------- ------------------ --------------------- ---------------------
   12/1/01-9/30/02            93,180              $21.85           $2,036,406.04          $169,700.50
----------------------- -------------------- ------------------ --------------------- ---------------------
   10/1/02-9/30/03            93,180              $22.51           $2,097,498.22          $174,791.52
----------------------- -------------------- ------------------ --------------------- ---------------------
   10/1/03-9/30/04            93,180              $23.19           $2,160,423.16          $180,035.26
----------------------- -------------------- ------------------ --------------------- ---------------------
   10/1/04-9/30/05            93,180              $23.88           $2,225,235.86          $185,436.32
----------------------- -------------------- ------------------ --------------------- ---------------------
   10/1/05-9/30/06            93,180              $24.60           $2,291,992.94          $190,999.41
----------------------- -------------------- ------------------ --------------------- ---------------------


For the purposes of the schedule above, it is assumed that the Sublease shall survive until the natural expiration of its term. In the event the Sublease is terminated prior to its natural expiration for any reason whatsoever, the schedule above shall be adjusted to include the Subleased Premises.

8. Improvements to the Premises. Tenant accepts the Premises in its absolute "as-is" condition. The cost of any additional improvements will be paid directly by Tenant and shall be deemed Additional Rent as defined in the Lease. All improvements shall be completed in accordance with Sections 13.2 and 13.3. Notwithstanding the above, Landlord shall contribute a total of two hundred twenty thousand dollars ($220,000) towards the cost of improvements to the Premises (the "Allowance"). The Allowance shall be funded in accordance with the following schedule; (I) Landlord shall provide $140,000 on or about September 1, 1999 and (ii) $80,000 at the conclusion of the fourth Lease Year for the Term so extended (i.e. September 30, 2003). Each installment of the Allowance shall be funded within 45 days of Tenant's written request to Landlord.

9. Assignment and Subletting. Notwithstanding anything contained in the Lease to the contrary, Tenant and Landlord shall share equally in any sublease or assignment revenue which exceeds the Rent for the proposed sublease premises, less the costs of Tenant's reasonable transaction fees directly incurred as a result of the proposed sublease/assignment. Tenant shall provide Landlord with a detailed accounting of all transaction fees (including invoices from 3rd party vendors/consultants) within thirty (30) days of the proposed sublease/assignment effective date. It is specifically understood that the language contained herein shall supersede the Lease

10. Base Year for Operating Expenses and Real Estate Taxes. Effective September 1, 1999, the Base Year for Operating Expenses and Real Estate Taxes, as defined in Section 1.8 of the Lease (as more specifically defined in Sections 7 and 8 respectively), shall be adjusted to reflect a Base Year cost of $7.20 per square foot and upon such date all references to the "Calendar Year 1993" as the Base Year shall be deleted. As such, Tenant shall be required to pay its Pro-Rata share of Operating Expenses and Real Estate Taxes which exceed the new Base Year amount (i.e. $7.20 per s.f.) provided however that Tenant shall not be required to make such payment prior to January 1, 2000. All other terms of the Lease governing Operating Expenses and Real Estate Taxes shall apply, specifically including any cap on Operating Expenses provided therein.

11. Option To Extend.  As long as Tenant has not been in Default more than three
(3) times during the Term of the Lease as so extended by this Rider No. Three and is not in an Event of Default under the Lease at the time of its exercise of this option, Tenant shall have one (1) option to extend this Lease in accordance with the provisions of this paragraph for an additional term of three (3) years, on all the same terms and conditions with the exception of Base Rent payable under Section 2 of the Lease, which shall be Landlord's then prevailing fair market value being charged by landlord's for space reasonably comparable to the Premises. If Tenant elects to exercise the foregoing option to extend, it shall give Landlord written notice of its election to do so on or before the date which is two hundred and twenty (220) days prior to the expiration of the Term of the Lease, but not prior to three hundred twenty (320) days prior to the expiration of the Term of the Lease, time being of the essence, which notice shall also request that Landlord shall furnish Tenant with the base rent for the extended term which shall be derived using Landlord's reasonable estimate of the fair market rate for space comparable to the Premises. Landlord shall furnish Tenant within thirty (30) days of receipt of Tenant's notice of exercise with the base rent figure for the term extension. Provided, however, in the event Landlord and Tenant have not signed an amendment to this Lease for any reason confirming the extended term of the Lease and setting forth the base rent for that term by a date which is no less than one hundred and eighty (180) days prior to the expiration of the Term of the Lease, time being of the essence, then Tenant's extension of the Lease shall be deemed null and void and this Lease shall expire on the termination date as if the above extension option had not been exercised. This option to extend is personal to Tenant only, and is not assignable. Tenant has no option(s) to extend this Lease except as set forth in this paragraph.


12. Brokerage Landlord and Tenant acknowledge that no real estate broker, agent or finder, other than Cambridge Property Group Limited Partnership as Agent for Landlord, has been involved in procuring or otherwise negotiating this transaction on either parties behalf. Further Tenant shall indemnify, defend and hold harmless Landlord against and from any claims made by any other agent or finder claiming to represent Tenant. Notwithstanding the above, Landlord agrees to pay Cambridge Property Group Limited Partnership a commission based upon the terms contained in a separate written agreement between the parties.

13. Ratification. Except as specifically modified herein, all terms and conditions of the Lease are hereby ratified by the parties hereto and shall remain in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Rider as of the date first written above.


 WITNESS:                    LANDLORD:  A & A Fairfax Four L.L.C.
                             By: Cambridge Asset Advisors Limited Partnership, As Agent
                             By: Cambridge Property Advisors, Inc., as General Partner



                             /s/ Andrew J. Czekaj
                             --------------------
                             Mr. Andrew J. Czekaj
                             Chairman



 WITNESS:                    TENANT: Stanford Telecommunications, Inc.



                             /s/ Leonard Schuchman
                             ---------------------
                             Mr. Leonard Schuchman
                             Vice President